Exhibit 10.20
AMERESCO, INC.
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) made as of the 2nd day of June, 2010, is entered into by Ameresco, Inc., a Delaware corporation (the “Company”), and Louis P. Maltezos (the “Employee”).
     In consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, the parties agree as follows:
     1. Effective Date. This Agreement shall become effective upon the closing of the Company’s initial underwritten public offering of common stock pursuant to a registration statement under the Securities Act of 1933 pursuant to which the Employee sells shares of common stock of the Company (a “Qualifying IPO”) and shall be of no force or effect prior to any such closing. If there is no closing of a Qualifying IPO prior to December 31, 2010, this Agreement shall terminate and be null and void.
     2. Term of Employment. The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the Effective Date and ending [three (3)] years thereafter (such period, as it may be extended, the “Employment Period”), unless sooner terminated in accordance with the provisions of Section 4.
     3. Position. The Employee shall serve as Executive Vice President and General Manager, Central Region or in such other reasonably comparable position as the Company or its Board of Directors (the “Board”) may determine from time to time. The Employee shall be subject to the supervision of, and shall have such authority as is delegated to the Employee by, the Board or the Company’s Chief Executive Officer (“CEO”).
     The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board or its designee shall from time to time reasonably assign to the Employee. The Employee agrees to devote his or her entire business time, attention and energies to the business and interests of the Company during the Employment Period. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.
     4. Compensation and Benefits.
          4.1 Salary. The Company shall pay the Employee, in periodic installments in accordance with the Company’s customary payroll practices, a base salary at a rate of $ 257, 500 per annum. Such salary shall be subject to increase but not decrease as determined by the Board or the CEO, provided that such salary may be decreased proportionately with any decrease that is concurrently implemented for all employees of the Company in comparable positions as part of a Company cost reduction program.

          4.2 Bonus. The Employee shall be eligible to participate in any annual bonus plan established by the Company for employees in comparable positions.
          4.3 Fringe Benefits. The Employee shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its employees, if any, to the extent that Employee’s position, tenure, salary, age, health and other qualifications make him or her eligible to participate. The Employee shall be entitled to four (4) weeks paid vacation per year, to be taken at such times as may be approved by the Board or the CEO.
          4.4 Reimbursement of Expenses. The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his or her duties, responsibilities or services under this Agreement, in accordance with policies and procedures, and subject to limitations, adopted by the Company from time to time, and in accordance with the terms set forth on Exhibit B.
          4.5 Withholding. All salary, bonus and other compensation payable to the Employee shall be subject to applicable withholding taxes.
     5. Termination of Employment Period. The employment of the Employee by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:
          5.1 Expiration of the Employment Period.
          5.2 At the election of the Company, for Cause (as defined on Exhibit A), immediately upon written notice by the Company to the Employee, which notice shall identify the Cause upon which the termination is based.
          5.3 At the election of either party, upon not less than two weeks’ prior written notice of termination.
          5.4 Upon or following the occurrence of an Acquisition Event (as defined on Exhibit A), at the election of the Employee for Good Reason (as defined on Exhibit A), upon at least 30 days’ prior written notice to the Company identifying the Good Reason upon which the termination is based, provided that the Company does not cure the basis for such Good Reason within such 30-day period.
          5.5 Upon the death or disability of the Employee. As used in this Agreement, the term “disability” shall mean the inability of the Employee, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement, with or without reasonable accommodation as that term is defined under state or federal law. A determination of disability shall be made by a physician satisfactory to both the Employee and the Company, provided that if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

     6. Effect of Termination: Acquisition Event.
          6.1 At-Will Employment. If the Employment Period expires pursuant to Section 2 hereof, then, unless the Company notifies the Employee to the contrary, the Employee shall continue his or her employment on an at-will basis following the expiration of the Employment Period. Such at-will employment relationship may be terminated by either party at any time and shall not be governed by the terms of this Agreement (except for Section 7 hereof).
          6.2 Payments Upon Termination. In the event the Employee’s employment is terminated pursuant to Section 5, the Company shall pay to the Employee the compensation and benefits otherwise payable to him or her under Section 4 through the last day of his or her actual employment by the Company, together with the payments described in Sections 6.2(a) or (b), as applicable.
          (a) If, prior to the occurrence of an Acquisition Event, the Company terminates the employment of the Employee without Cause, the Company shall pay to the Employee, in equal bi-weekly installments, a severance amount equal to one year’s annual base salary as of the time of such termination, commencing on the first payroll period following the date the Release (as defined below) becomes effective.
          (b) If, upon or following the occurrence of an Acquisition Event, the Company terminates the employment of the Employee without Cause or the Employee terminates his or her employment for Good Reason, the Company shall pay to the Employee, in equal bi-weekly installments, a severance amount equal to one year’s annual base salary as of the time of termination, commencing on the first payroll period following the date the Release becomes effective.
          6.3 Other. The payment to the Employee of the amounts payable under Sections 6.2(a) or (b) shall be contingent upon the execution and non-revocation by the Employee of a release in a form reasonably acceptable to the Company (the “Release”) within 60 days following the date of termination and (ii) shall be subject to the terms and conditions set forth on Exhibit B. Notwithstanding the foregoing, if the 60th day following the date of termination occurs in the calendar year following the Employee’s termination, then the payments described under Sections 6.2(a) or (b) shall commence no earlier than January 1 of such subsequent calendar year.
          6.4 Survival. The provisions of Section 7 shall survive the termination of this Agreement.
     7. Non-Competition and Non-Solicitation.
     (a) Subject to Section 7(c) below, Employee agrees that he or she shall not during the Employment Period and shall not during the Non-Compete Period (as defined below) after the termination or expiration of the Employment Period, either directly or indirectly on his or her own behalf or in association with or on behalf of others:

          (i) engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with the Company’s business, including but not limited to any business or enterprise that develops, manufactures, markets, or sells any product or renders any service that competes with any product or service developed, manufactured, marketed, sold or rendered, or planned to be developed, manufactured, marketed, sold or rendered by the Company or any of its subsidiaries while Employee was employed by the Company; or
          (ii) directly or indirectly, solicit, entice or induce any employee of the Company to leave the employ of the Company or solicit, entice or induce for employment (whether as an advisor, consultant, independent contractor or otherwise) any person who was an employee of the Company at the time of the termination or cessation of Employee’s employment with the Company.
     (b) “Non-Compete Period” means the period commencing upon the termination or cessation of Employee’s employment with the Company and ending on the later of (i) six months after such termination or cessation of employment and (ii) three (3) years after the closing of the Company’s initial underwritten public offering of common stock pursuant to an effective registration statement under the Securities Act of 1933 (an “IPO”).
     (c) Notwithstanding anything to the contrary herein, Employee shall be bound by the provisions of Section 7(a) following the termination or cessation of employment only if Employee’s termination or cessation of employment is voluntary without Good Reason or involuntary for Cause.
     (d) The geographic scope of this Section 7 shall extend worldwide to anywhere the Company or any of its subsidiaries: (i) is doing business at the time of termination or cessation of employment; (ii) has done business during the six (6) months prior to the time of termination or cessation of employment; or (iii) has plans to do business as published in any Company business plan at the time of termination or cessation of employment.
     (e) Employee agrees that the restrictions in this Agreement are necessary for the protection of the business and goodwill of the Company. Employee further agrees that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Section 7 of this Agreement. Accordingly, Employee agrees that if Employee breaches any of such covenants, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. Employee further agrees that no bond or other security shall be required in obtaining such equitable relief and Employee consents to the issuance of such injunction and to the ordering of specific performance.
     (f) Employee acknowledges that the type and periods of restriction imposed in Section 7 of this Agreement are fair and reasonable and are reasonably required for the protection of the Company and the goodwill associated with the business of the Company. If one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, time, activity or subject so as to be unenforceable at law, Employee agrees that such provision or provisions should be interpreted by the appropriate judicial body by limiting and reducing it or them, for such provision or provisions to be enforceable to the maximum extent allowed under applicable law.
     8. Miscellaneous.
          8.1 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile (with written confirmation of receipt), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth on the signature page of this Agreement (or to such other addresses and facsimile numbers as a party may designate by notice to the other party).
          8.2 Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.
          8.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, provided, however, that this Agreement does not supercede any Confidential Information, Invention, Non-Solicitation and Non-Competition Agreement, or similar agreement, between the Company (or any subsidiary) and the Employee, which shall remain in full force and effect.
          8.4 Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.
          8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court. The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.
          8.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him or her.

          8.7 Waivers. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
          8.8 Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
          8.9 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.
     THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

AMERESCO, INC.

By:	/s/ George P. Sakellaris

Title:	President and CEO

Address:	111 Speen Street, Suite 410

Framingham, MA 01701
Fax No.:	(508) 661-2201

EMPLOYEE

Louis P. Maltezos

Print Name of Employee

/s/ Louis P. Maltezos

Signature

Address:

Fax No.:

Exhibit A
Definitions
     “Acquisition Event” shall have the meaning set forth in the Company’s 2000 Stock Incentive Plan, as in effect on the date of this Agreement.
     “Cause” shall mean (i) the willful and continued failure by Employee to substantially perform his or her duties with the Company (other than any such failure resulting from his or her incapacity due to physical or mental illness), provided that a written demand for substantial performance has been delivered to Employee by the Company specifically identifying the manner in which the Company believes that Employee has not substantially performed his or her duties and Employee has not cured such failure within 30 days after such demand, or (ii) Employee has willfully engaged in conduct which is demonstrably and materially injurious to the Company, or (iii) Employee has materially violated any provision of this Agreement or the express significant policies of the Company, or (iv) Employee has at any time been convicted of a felony, a crime of moral turpitude, or fraud. For purposes of this definition, no act or failure to act on Employee’s part shall be deemed “willful” unless done or omitted to be done by Employee not in good faith and without reasonable belief that such action or omission was in the best interest of the Company.
     “Good Reason” shall mean that, without Employee’s written consent, the occurrence after an Acquisition Event of any of the following circumstances unless such circumstances are fully corrected prior to the date of termination:
     (a) any material reduction in Employee’s annual base salary as in effect on the date of this Agreement, or as the same may be increased from time to time; or
     (b) any requirement by the Company or of any person in control of the Company that the location at which Employee performs his or her principal duties for the Company be changed to a new location outside a radius of 40 miles from the location at which Employee performs his or her principal duties for the Company at the time of the Acquisition Event.

Exhibit B
Payments Subject to Section 409A
     1. Subject to this Exhibit B, any severance payments that may be due under the Agreement shall begin only upon the date of the Employee’s “separation from service” (determined as set forth below) which occurs on or after the termination of Employee’s employment. The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to Employee under the Agreement, as applicable:
     (a) It is intended that each installment of the severance payments under the Agreement provided under shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”). Neither the Company nor Employee shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.
     (b) If, as of the date of Employee’s “separation from service” from the Company, Employee is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the Agreement.
     (c) If, as of the date of Employee’s “separation from service” from the Company, Employee is a “specified employee” (within the meaning of Section 409A), then:
          (i) Each installment of the severance payments due under the Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when Employee’s separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-l(b)(4) to the maximum extent permissible under Section 409A; and
          (ii) Each installment of the severance payments due under the Agreement that is not described in this Exhibit B, Section l(c)(i) and that would, absent this subsection, be paid within the six-month period following Employee’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Employee’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Employee’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation Section 1.409A-l (b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-l(b)(9)(iii) must be paid no later than the last day of Employee’s second taxable year following the taxable year in which the separation from service occurs.

     2. The determination of whether and when Employee’s separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-l(h). Solely for purposes of this Exhibit B, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer as determined under Treasury Regulation Section 1.409A-l(h)(3).
     3. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in the Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.
     4. The Company makes no representation or warranty and shall have no liability to Employee or to any other person if any of the provisions of the Agreement (including this Exhibit) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section..